Exhibit 99.1

Flow International Announces Fiscal 2004 First Quarter Results

Company in Compliance with Current Credit Facilities

KENT, Wash., Sept. 10 /PRNewswire-FirstCall/ — Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today reported results for its fiscal 2004 first quarter ended July 31, 2003. On a consolidated basis, FLOW reported fiscal first quarter revenues of $37.2 million and a net loss of $7.2 million or $0.47 per diluted share. This compares to revenues of $40.0 million and a net loss of $4.0 million or $0.26 per diluted share in the first fiscal quarter of 2003. The Flow Waterjet Systems (“Waterjet Systems”) segment reported revenues of $33.5 million and a net loss of $2.3 million or $0.15 diluted loss per share. The Avure Technologies (“Avure”) segment recorded revenues of $3.7 million and a net loss of $4.9 million or $0.32diluted loss per share.

“We continue to move in the right direction and make solid progress towards achieving our stated goals,” said Stephen R. Light, Flow’s President and Chief Executive Officer. “During the quarter, we concluded negotiations with our senior and subordinated lenders, entering into a new senior credit facility and amending our subordinated note agreement, which provides us the liquidity to continue our restructuring initiatives and rebuild this company based on its core strengths and return it to profitability. We passed some important milestones during the quarter by producing an operating profit in our Waterjet Systems business of $1 million, exclusive of $1.3 million in restructuring charges, and generating a consolidated $3.3 million in cash from operations.”

Credit Agreements

On July 28, 2003, FLOW entered into a new credit agreement with its senior lenders, effective April 30, 2003 and expiring August 1, 2004. Also effective April 30, 2003, FLOW amended its subordinated note agreement covenants to match those in new credit agreement with its senior lenders. The subordinated lender has also agreed to capitalize the semi-annual interest remittances due from April 30, 2003 through April 30, 2004, totaling $6.9 million, as a component of the principal balance outstanding. As of July 31, 2003, FLOW was in compliance with all covenants under the new credit agreement and amended subordinated note agreement. Prior to signing these agreements, FLOW was in default of covenants under both agreements.

Segment Review

Waterjet Systems: For the quarter, Waterjet Systems reported revenues of $33.5 million and a net loss of $2.3 million or $0.15 diluted loss per share. Gross margins for Waterjet Systems increased from 29% of revenues in the year-ago quarter to 38% in the first fiscal quarter of 2004. The increase in margins is a result of improved overhead absorption, changes in revenue mix and stronger automotive and aerospace sales. Within the Waterjet Systems segment:

—	Systems revenues increased 9% during the quarter to $20.9 million, based on improving economic conditions in the U.S. and in Europe.

—	Consumables and spare parts revenues increased 7% to $12.5 million, resulting from increased machine utilization by Waterjet Systems’ customers in Asia and associated higher parts consumption, as well as the recent introduction of proprietary productivity enhancing kits.

—	Domestic shapecutting revenues increased 11% over the prior-year period, driven by stronger new system sales. FLOW’s shapecutting business continues to outperform the domestic machine cutting tool market, which declined 11% during the same quarterly period (according to the Association for Manufacturing Technology), demonstrating the value customers place on the flexibility and increased machine performance of waterjets versus other technologies.

—	Domestic revenues were further improved by an expansion of cutting cell applications to non-automotive customers, as well as an improvement in demand in the domestic automotive and aerospace sectors.

—	Outside the United States, Waterjet Systems revenue growth was positively influenced by Asia, where revenues increased 29% compared to the prior-year quarter, driven largely by consumable sales in Japan. FLOW’s European operations have been negatively impacted over the past several quarters by the continued slowing of the overall economy and weakening customer financial stability. In response, the company had put in place a new general manager, changed its pricing structure and accelerated payment terms. As a result of these actions, FLOW’s European Waterjet Systems’ revenues increased $0.4 million or 6% compared to the first fiscal quarter of 2003.

Avure Technologies: For the quarter, Avure recorded revenues of $3.7 million and a net loss of $4.9 million or $0.32 per diluted share. Within the Avure Technologies segment:

—	General Press revenues declined 42% to $3 million from $5.2 million during the year ago quarter, primarily from decreased sales in Europe. General Press revenues vary from year to year due to the nature of their long sales and production cycles, which can range from one to four years.

—	Avure’s Fresher Under Pressure revenues decreased 83% to $0.7 million during the quarter. While Avure has continued to book food orders, many of the current orders will be filled with already completed systems. Accordingly, the company is only able to recognize revenues on these sales upon installation and customer acceptance, as opposed to over the manufacturing period.

—	During the fourth fiscal quarter of 2003, the company announced that it had retained The Food Partners, LLC, an investment banking firm that specializes in the food industry, to develop and implement value-maximizing strategic alternatives for Avure. At July 31, 2003, FLOW had received several non-binding offers from potential buyers for its Avure segment; however no acceptable offer has been received. The company continues to evaluate alternative strategies, which include the continuation of operations in the present form, operations on a diminished scale, suspension of operations, shutdown, or a complete or partial divestiture.

Conference Call

Flow International will host a conference call today, September 10, 2003 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the results. A live Webcast of the call may be found at:

http://www.flowcorp.com/newsite/Investor_Center/investor_center_index.htm

A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the July 29, 2003, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements that we continue to move in the right direction and make solid progress towards achieving our stated goals; that the new credit facility provides us the liquidity to continue the restructuring initiatives and return the company to profitability; that increased waterjet sales demonstrate the value customers place on waterjets as opposed to other technologies; that general press revenues will vary from year to year and the sales and production cycle can range from one to four years; that the company will recognize revenues on certain food systems upon installation and customer acceptance; and the company continues to evaluate alternative strategies for Avure, which include the continuation of operations in the present form, operations on a diminished scale, suspension of operations, shutdown, or a complete or partial divestiture. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

CONTACT:	John Leness

Secretary and General Counsel

Flow International Corporation

253-850-3500

Flow International Corporation

Statement of Operations

Segment Breakdown

(Unaudited)

Dollars in thousands, except per share data

	Three months ended July 31, 2003			Three months ended July 31, 2002
	Flow Waterjet Systems	Avure Technologies	Consolidated	Flow Waterjet Systems	Avure Technologies	Consolidated
Revenues	$33,489	$3,693	$37,182	$30,858	$9,176	$40,034
Cost of goods sold	20,879	2,847	23,726	21,805	5,476	27,281
Gross margin	12,610	846	13,456	9,053	3,700	12,753
Operating expenses	12,960	4,050	17,010	11,650	4,681	16,331
Operating loss	(350)	(3,204)	(3,554)	(2,597)	(981)	(3,578)
Interest expense, net	(1,731)	(1,615)	(3,346)	(1,161)	(1,013)	(2,174)
Other expense, net	(281)	(56)	(337)	(211)	(110)	(321)
Loss before taxes	(2,362)	(4,875)	(7,237)	(3,969)	(2,104)	(6,073)
Income tax expense (benefit)	460	—	460	(1,310)	(694)	(2,004)
Loss before discontinued operations	(2,822)	(4,875)	(7,697)	(2,659)	(1,410)	(4,069)
Gain on sale of discontinued operations, net of tax	650	—	650	—	—	—
Discontinued operations, net of tax	(124)	—	(124)	89	—	89
Net loss	$(2,296)	$(4,875)	$(7,171)	$(2,570)	$(1,410)	$(3,980)
Diluted earnings (loss) per share	$(0.15)	$(0.32)	$(0.47)	$(0.17)	$(0.09)	$(0.26)

Flow International Corporation

Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended July 31,
	2003	2002	% Change

Revenues	$37,182	$40,034	-7%

Cost of goods sold	23,726	27,281	-13%

Gross margin	13,456	12,753	6%

Operating expenses:
Marketing	7,157	8,229	-13%
Research and engineering	3,008	3,517	-14%
General and administrative	5,497	4,585	20%
Restructuring	1,348	—	NM
	17,010	16,331	4%

Operating loss	(3,554)	(3,578)	-1%

Interest expense, net	(3,346)	(2,174)	54%
Other expense, net	(337)	(321)	5%

Loss before taxes	(7,237)	(6,073)	19%
Income tax expense (benefit)	460	(2,004)	-123%

Loss before discontinued operations	(7,697)	(4,069)	89%
Gain on sale of discontinued operations, net of tax	650	—	NM
Discontinued operations, net of tax	(124)	89	-239%

Net loss	$(7,171)	$(3,980)	80%

Loss per share:
Basic before discontinued operations	$(0.50)	$(0.27)	85%
Basic	(0.47)	(0.26)	80%
Diluted before discontinued operations	(0.50)	(0.27)	85%
Diluted	(0.47)	(0.26)	80%
Weighted average shares outstanding (000):
Basic	15,359	15,316
Diluted	15,359	15,316

NM	= not meaningful

Flow International Corporation

Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended July 31,
	2003	2002	% Change
Segment revenue breakdown:
Flow Waterjet Systems:
Systems	$20,943	$19,154	9%
Consumable parts and services	12,546	11,704	7%
Total	33,489	30,858	9%
Avure Technologies:
Fresher Under Pressure	694	3,999	-83%
General Press	2,999	5,177	-42%
Total	3,693	9,176	-60%
	$37,182	$40,034	-7%

Geographic breakdown:
United States	$19,380	$22,065	-12%
Rest of Americas	4,558	5,116	-11%
Europe	8,471	9,162	-8%
Asia	4,773	3,691	29%
	$37,182	$40,034	-7%

Depreciation and amortization expense	$1,673	$2,197	-24%

Capital spending	$1,725	$905	91%

Flow International Corporation

Condensed Balance Sheet Data

Dollars in thousands

	July 31, 2003 (unaudited)	April 30, 2003	% Change
Cash	$17,253	$15,045	15%
Receivables, net	31,917	34,600	-8%
Inventories	37,876	40,883	-7%
Total current assets	94,942	100,140	-5%
Total assets	142,285	146,264	-3%

Total debt	$89,751	$88,408	2%
Total liabilities	141,282	138,480	2%
Total shareholders’ (deficit) equity	(1,297)	5,459	-124%